Exhibit 15.1

12361 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this annual report of Julong Holding Limited on Form 20-F of our report dated February 13, 2026, with respect to the consolidated and combined balance sheets of Julong Holding Limited, and its subsidiaries as of September 30, 2025 and 2024, and the related consolidated statements of operation and comprehensive income, changes in shareholders’ equity and cash flows for the fiscal years ended September 30, 2025 and 2024, and the related notes (collectively referred to as the financial statements), which appears in such annual report. We also consent to the reference to our firm under the heading “Experts” in such annual report.

/s/ Fortune CPA, Inc.

Garden Grove, California

February 13, 2026